Exhibit 3a.


                     ARTICLES OF INCORPORATION


Article #1:  The name of the corporation is:

               Safe Tree, Inc.

Article #2:  The name and address of the Resident Agent is:

               Paracorp Incorporated
               318 N. Carson St., #208
               Carson City, Nv 89701

Article #3:  The type of business is to engage in any lawful activity for which a corporation may be duly organized under the General Corporation Law of Nevada.

Article #4:  The total authorized capital of the corporation is:

               500,000 shares at $.001 par value

Article #5:  The governing board of the corporation is one
             director(s). The number of directors may be changed by the board. The director (s) name and address is/are as follows:

               Ronald J. Drake
               2900 S. Valley View #161
               Las Vegas, Nv 89102

Article #6:  All shares are non-assessable at this time.

Article #7:  The liability of the directors of the corporation.
             for monetary damages shall be eliminated to the fullest extent permissible under Nevada Law.

Article #8:  The corporation is authorized to indemnify the
             directors and officers of the corporation to the fullest extent permissible under Nevada Law.

Article #9:  The corporation shall have perpetual existence.


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Article #10: The name and address of the incorporator is as follows:

               Nancy A. Gaches
               318 N Carson St #208
               Carson City, NY 89701



               Signature: /s/ Nancy A. Gaches
                          -------------------







CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT:

I, Par core Incorporated, hereby accept appointment as Resident
Agent for the above named corporation.

/s/ Nancy A. Gaches for Paracorp Inc.            Date: 2/10/00
-------------------------------------                  -------
(Signature of Resident Agent)


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